Exhibit 10

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into effective as of the 1st day of August, 2009, by and between Graham P. Lidgard, Ph.D. (“Employee”) and EXACT Sciences Corporation, a Delaware corporation (the “Company”).

WHEREAS, the Company desires to employ Employee as its Senior Vice President, Chief Scientific Officer and Employee desires to accept such employment pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth, and other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

1.             Employment.  The Company hereby agrees to employ Employee as the Company’s Senior Vice President, Chief Scientific Officer, and Employee hereby agrees to serve the Company in such position, subject to the terms and provisions of this Agreement subject to the authority and direction of the Board of Directors of the Company.  Employee agrees (a) to devote his full-time professional efforts, attention and energies to the business of the Company, and (b) shall faithfully and to the best of his ability perform his duties hereunder.  Employee may serve as a director or committee member of other corporations, charitable organizations and trade associations (provided that the Company is notified in advance of all such positions) and may otherwise engage in charitable and community activities, deliver lectures and fulfill speaking engagements, and manage personal investments, but only if such services and activities do not interfere with the performance of his duties and responsibilities under this Agreement.

2.             Term of Employment.  Employee’s employment (the “Employment Term”) will continue until terminated as provided in Section 6 below.

3.             Compensation. During the Employment Term, Employee shall receive the following compensation.

3.1           Base Salary. Employee’s annual base salary on the date of this Agreement is $275,000, payable in accordance with the normal payroll practices of the Company (“Base Salary”). Employee’s Base Salary will be subject to annual review by the Chief Executive Officer (“CEO”), the Compensation Committee and the Board of Directors of the Company. During the Employment Term, on each anniversary date of this Agreement, the Company shall review the Base Salary amount to determine any increases. In no event shall the Base Salary be less than the Base Salary amount for the immediately preceding twelve (12) month period other than as permitted in Section 6.1(c) hereunder.

3.2           Annual Bonus Compensation. Employee shall be eligible to receive an annual cash bonus as determined by the Company’s Chief Executive Officer and the Compensation Committee each calendar year (including a pro-rated bonus for calendar year 2009, measured for the period between August 1, 2009 and December 31, 2009). Employee’s target annual bonus percentage that he is eligible to earn for each calendar year shall be forty percent (40%) of his Base Salary as of January 1 of the applicable new calendar year. Any such bonus shall be based upon the achievement of goals determined by the Compensation Committee after consultation with the CEO, shall be paid no later than March 15 following the end of each calendar year, and except as set forth in Section 7 hereof, Employee shall not be entitled to receive an annual bonus for any calendar year (including the bonus referenced above) unless he remains employed with the Company through December 31 of the applicable calendar year; provided, however, that if Employee is terminated with Cause or resigns without Good Reason, no bonus will be due.

3.3           Long Term Incentive Plan. The Company shall implement a Long Term Incentive Plan (“LTIP”) as soon as reasonably practicable.  Employee’s benefits under the LTIP shall be determined pursuant to the terms of the LTIP, and such benefits may not be terminated or diminished without the approval of either the Compensation Committee or the Board of Directors.  Without limiting the foregoing, subject to the following paragraph, the LTIP shall provide for a cash payout to Employee upon a Change of Control (as defined in Section 7.2(a)) as follows:  (a) One-half percent (0.5%) of the equity value of any Change of Control transaction having an equity value between One Hundred Million Dollars ($100,000,000) and Five Hundred Million Dollars ($500,000,000); (b) for Change of Control transactions having an equity value between Five Hundred Million Dollars ($500,000,000) and One Billion Dollars ($1,000,000,000), the cash payout to Employee would be equal to the amount calculated in (a) above plus one-quarter percent (0.25%) for each incremental Fifty Million Dollars ($50,000,000) in equity value over Five Hundred Million Dollars ($500,000,000); (c) for Change of Control transactions having an equity value between One Billion Dollars ($1,000,000,000) and Two Billion Dollars ($2,000,000,000), the cash payout to Employee would be equal to the amounts calculated in (a) and (b) above plus one-eighth percent (0.125%) for each incremental Fifty Million Dollars ($50,000,000) in equity value over One Billion Dollars ($1,000,000,000); and (d) for Change of Control transactions having an equity value greater than Two Billion Dollars ($2,000,000,000), there would be no further increase in the cash payout to Employee beyond that calculated under subsections (a), (b) and (c).  For example, in connection with a Change of Control transaction having an equity value of (i) $600,000,000, Employee would receive a cash payout of $2,750,000 ($2,500,000 + $125,000 + $125,000) and (ii) $1,100,000,000, Employee would receive a cash payout of $3,875,000 ($3,750,000 + $62,500 + $62,500).

The Compensation Committee is currently contemplating implementing a separate LTIP which may be in addition to, or in substitution of, the LTIP described in the preceding paragraph relating to a Change of Control.  The separate LTIP, if adopted, would provide for payments based upon the achievement of certain value-creation milestones, to be defined by the Compensation Committee.  Employee’s benefits under such separate LTIP would be determined by the Compensation Committee, provided, however, Employee’s benefits would be initially established at the same level as the Company’s Chief Financial Officer and Chief Medical Officer.  Employee’s benefits under such separate LTIP would not be terminated or diminished without the approval of either the Compensation Committee or the Board of Directors.  Employee agrees that if such separate LTIP is implemented, the Company may elect not to proceed with, or may elect to terminate, the LTIP described in the preceding paragraph without liability to Employee with respect thereto.

3.4           Equity Incentives and Other Long Term Compensation.  The Board of Directors, upon the recommendation of the Compensation Committee, or the Compensation Committee, may grant Employee from time to time options to purchase shares of the Company’s common stock, and/or other equity awards including without limitation restricted stock, both as a reward for past individual and corporate performance, and as an incentive for future performance.  Such options and/or other awards, if awarded, will be pursuant to the Company’s then current stock option plan.  Employee will receive an initial stock option grant of Six Hundred Thousand (600,000) shares of the Company’s common stock pursuant to the Company’s stock option plan upon commencement of employment.  Such stock option shall qualify as an incentive stock option to the maximum amount permissible by law.  The price of the stock option grant will be not greater than the fair market value per share on the date of grant and will have a term of ten years.  Twenty five percent (25%) of the shares underlying such options shall vest on the first anniversary of the date of grant and the balance shall vest in equal quarterly installments over the remaining three-year period, subject to the acceleration of vesting (i) as described in Section 6.3 hereof, (ii) as described in Section 7.1(d) and 7.2(b) hereof, and (iii) as may be set forth in the grant agreements issued by the Company, as amended, provided, that in the event of a conflict between any grant agreement and this Agreement, this Agreement shall control.

4.             Benefits.

4.1           Benefits. Employee will be entitled to participate, effective August 1, 2009, in the sick leave, insurance (including medical, life and long-term disability), profit-sharing, retirement, and other benefit programs that are generally provided to employees of the Company similarly situated, all in accordance with the rules and policies of the Company as to such matters and the plans established therefore.

4.2           Vacation and Personal Time. The Company will provide Employee with four (4) weeks of paid vacation each calendar year Employee is employed by the Company, in accordance with Company policy. The foregoing vacation days shall be in addition to standard paid holiday days for employees of the Company.

4.3           Indemnification. To the fullest extent permitted by applicable law and as provided for in the Company’s articles of incorporation and bylaws the Company will, during and after termination of employment, indemnify Employee (including providing advancement of expenses) for any judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees, incurred by Employee in connection with the defense of any lawsuit or other claim or investigation to which Employee is made, or threatened to be made, a party or witness by reason of being or having been an officer, director or employee of the Company or any of its subsidiaries or affiliates as deemed under the Securities Exchange Act of 1934 (“Affiliates”) or a fiduciary of any of their benefit plans.

4.4           Liability Insurance. Both during and after termination (for any reason) of Employee’s employment, the Company shall cause Employee to be covered under a directors and officers’ liability insurance policy for his acts (or non-acts) as an officer of the Company or any of its Affiliates. Such policy shall be maintained by the Company, at its expense in an amount and on terms (including the time period of coverage after the Employee’s employment terminates) at least as favorable to the Employee as policies covering the Company’s other members of its Board of Directors.

4.5       Relocation and Temporary Housing Expenses.  Company shall pay Employee Fifty Thousand Dollars ($50,000), grossed-up at a mutually agreed assumed tax rate of Forty Percent (40%) for a total payment of Seventy Thousand Dollars ($70,000) (the “Relocation Payment”), to reimburse Employee for Employee’s relocation expenses associated with his move to Wisconsin in connection with his employment by the Company.  The Relocation Payment will be paid on August 3, 2009.  If Employee incurs actual, reasonable and customary relocation expenses during the first year of his employment that exceed Fifty Thousand Dollars ($50,000) (for items such as closing costs relating to the sale of Employee’s current house, payment for moving Employee’s household goods to Wisconsin, including packing, unpacking, and insurance, storage of Employee’s household goods for a maximum of six (6) months while Employee and his family are in temporary housing, and the cost of moving up to two vehicles) (“Excess Relocation Expenses”), he may provide the CEO with documentation of such Excess Relocation Expenses, and the CEO may elect, in his discretion, to reimburse Employee for all or part of such Excess Relocation Expenses.  In addition to the Relocation Payment and Excess Relocation Expenses, Company will reimburse Employee for the reasonable cost of temporary housing in Wisconsin for up to three (3) months and will reimburse Employee for the reasonable expenses associated with two (2) house-hunting trips by Employee and his spouse.  Reimbursement of such costs and expenses will be made upon the request of the Employee, subject to Employee’s providing reasonable documentation of the reimbursable costs and expenses.  Employee agrees that if Employee terminates his employment with the Company without Good Reason (as defined below), or if the Company terminates Employee’s employment for Cause (as defined below), at any time before August 1, 2010, Employee shall repay all payments made to him pursuant to this Section 4.5 (including without limitation the Relocation Payment) within thirty (30) days of the effective date of his termination.

Employee further agrees that if Employee fails to relocate his primary residence to Wisconsin by August 1, 2010, he shall, on August 2, 2010, repay the Relocation Payment.  Any taxes payable with respect to the payments made by the Company to Employee pursuant to this Section 4.5, including without limitation the Relocation Payment, shall be the sole responsibility of Employee, and the Company will follow federal, state and local tax regulations with regard to the reporting such payments.

5.             Business Expenses. Upon submission of a satisfactory accounting by Employee, consistent with the policies of the Company, the Company will reimburse Employee for any reasonable and necessary out-of-pocket expenses incurred by Employee in the furtherance of the business of the Company.

6.             Termination.

6.1           By Employee.

(a)                                  Without Good Reason. Employee may terminate his employment pursuant to this Agreement at any time without Good Reason (as defined below) with at least thirty (30) business days’ written notice (the “Employee Notice Period”) to the Company. Upon termination by Employee under this section, the Company may, in its sole discretion and at any time during the Employee Notice Period, suspend Employee’s duties for the remainder of the Employee Notice Period, as long as the Company continues to pay compensation to Employee, including benefits, throughout the Employee Notice Period.

(b)                                 With Good Reason. Employee may terminate his employment pursuant to this Agreement with Good Reason (as defined below) at any time within ninety (90) days after the occurrence of an event constituting Good Reason.

(c)                                  Good Reason. “Good Reason” shall mean any of the following: (i) Employee’s Base Salary is reduced (x) in a manner that is not applied proportionately to other senior executive officers of the Company or (y) by more than thirty percent (30%) of Employee’s then current Base Salary; (ii) Employee’s duties, authority or responsibilities are materially reduced or are materially inconsistent with the scope of authority, duties and responsibilities of Employee’s position; (iii) the occurrence of a material breach by the Company of any of its obligations to Employee under this Agreement or (iv) the Company materially violates or continues to materially violate any law or regulation contrary to the written advice of Employee and the Company’s outside counsel to the Board of Directors and the Company fails to rectify such violation within thirty (30) days of the written advice that such violations are taking place.

6.2           By the Company.

(a)                                  With Cause. The Company may terminate Employee’s employment pursuant to this Agreement for Cause, as defined below, immediately upon written notice to Employee.

(b)                                 “Cause” shall mean any of the following:

(i)                                     any willful failure or refusal to perform the Employee’s duties which continues for more than ten (10) days after written notice from the

Company, specifically identifying the manner in which the Company believed the Employee had failed or refused to perform his duties;

(ii)                                  the commission of any fraud or embezzlement by the Employee in connection with the Employee’s duties or committed in the course of Employee’s employment;

(iii)                               any gross negligence or willful misconduct of the Employee with regard to the Company or any of its subsidiaries resulting in a material economic loss to the Company;

(iv)                              a conviction of, or plea of guilty or nolo contendere to, a felony or other crime involving moral turpitude,

(v)                                 the Employee is convicted of a misdemeanor the circumstances of which involve fraud, dishonesty or moral turpitude and which is substantially related to the circumstances of Employee’s job with the Company;

(vi)                              any willful and material violation by the Employee of any statutory or common law duty of loyalty to the Company or any of its subsidiaries resulting in a material economic loss; or

(vii)                           any material breach by the Employee of this Agreement or any of the agreements referenced in Section 8 of this Agreement.

(c)                                  Without Cause.  Subject to Section 7.1, the Company may terminate Employee’s employment pursuant to this Agreement without Cause upon at least thirty days’ written notice (“Company Notice Period”) to Employee.  Upon any termination by the Company under this Section 6.2(c), the Company may, in its sole discretion and at any time during the Company Notice Period, suspend Employee’s duties for the remainder of the Company Notice Period, as long as the Company continues to pay compensation to Employee, including benefits, throughout the Company Notice Period.

6.3           Death or Disability. Notwithstanding Section 2, in the event of the death or disability of Employee during the Employment Term, (i) Employee’s employment and this Agreement shall immediately and automatically terminate, (ii) the Company shall pay Employee (or in the case of death, employee’s designated beneficiary) Base Salary and accrued but unpaid bonuses, in each case up to the date of termination, and (iii) all equity awards granted to Employee, whether stock options or stock purchase rights under the Company’s equity compensation plan, or other equity awards, that are unvested at the time of termination shall immediately become fully vested and exercisable upon such termination. Neither Employee, his beneficiary nor estate shall be entitled to any severance benefits set forth in Section 7 if terminated pursuant to this section. In the event of the disability of Employee, the parties agree to comply with applicable federal and state law.

6.4           Survival. The Confidential Information Agreement described in Section 8 hereof and attached hereto as Schedule A shall survive the termination of this Agreement.

7.             Severance and Other Rights Relating to Termination and Change of Control.

7.1           Termination of Agreement Pursuant to Section 6.l(b) or 6.2(c). If the Employee terminates his employment for Good Reason pursuant to Section 6.1(b), or the Company terminates Employee’s employment without Cause pursuant to Section 6.2(c), subject to the conditions described in Section 7.3 below, the Company will provide Employee the following payments and other benefits:

(a)                                  (i) salary continuation for a period of fifteen (15) months at Employee’s then current Base Salary, which shall commence on the first payroll date which is on or immediately follows the 30th day following the termination of Employee’s employment, (ii) any accrued but unpaid Base Salary as of the termination date; and (iii) any accrued but unpaid bonus, including without limitation any performance-based bonus, as of the termination date, all on the same terms and at the same times as would have applied had Employee’s employment not terminated; provided, that if at the end of the applicable period within which Employee’s employment was terminated a target bonus, or any other performance-based bonus, is paid to other senior executives, a pro-rata target or other performance-based bonus shall also be paid to Employee at the same time but no later than March 15 of the following year.

(b)                                 If Employee elects COBRA coverage for health and/or dental insurance in a timely manner, the Company shall pay the monthly premium payments for such timely elected coverage (consistent with what was in place at the date of termination) when each premium is due until the earlier of: (i) (12) twelve months from the date of termination; (ii) the date Employee obtains new employment which offers health and/or dental insurance that is reasonably comparable to that offered by the Company; or (iii) the date COBRA continuation coverage would otherwise terminate in accordance with the provisions of COBRA. Thereafter, health and dental insurance coverage shall be continued only to the extent required by COBRA and only to the extent Employee timely pays the premium payments himself.

(c)                                  Within thirty (30) days of the effective date of termination, the Company shall pay Employee Ten Thousand Dollars ($10,000) towards the cost of an outplacement consulting package for Employee.

(d)                                 The vesting of the then unvested equity awards granted to Employee, whether stock options, restricted stock or stock purchase rights under the Company’s equity compensation plan, or other equity awards, shall immediately accelerate by a period of 12 months upon such termination or resignation. Employee will be entitled to exercise such equity awards in accordance with Section 7.6.

7.2           Change of Control. The Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (defined in Section 7.2(a) below). The Board believes it is imperative to diminish the inevitable distraction of the Employee by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Employee’s full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide the Employee with compensation and benefits arrangements upon a Change of Control which ensure that the compensation and benefits expectations of the Employee will be satisfied and which are competitive with those of other similarly-situated companies. Therefore, in order to accomplish these objectives, the Board has caused the Company to include the provisions set forth in this Section 7.2.

(a)                                  Change of Control. “Change of Control” shall mean, and shall be deemed to have occurred if, on or after the date of this Agreement, (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) or group acting in concert, other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company acting in such capacity or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company’s then outstanding Voting Securities, (ii) during any 12-month period, individuals who at the beginning of such period constitute the Board of Directors of the Company and any new director whose election by the Board of Directors or nomination for election by the Company’s stockholders was approved by a vote of at least two thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof, (iii) the consummation of a merger or consolidation of the Company with any other corporation other than a merger or consolidation which would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the Voting Securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (iv) the sale or disposition by the Company of (in one transaction or a series of related transactions) all or substantially all of the Company’s assets.

(b)                                 Acceleration of Vesting of Equity Awards. Subject to Employee’s agreement to remain employed by the Company (or any successor), if requested, for a period of at least six (6) months following such Change of Control at his then current base salary, one hundred percent (100%) of the then unvested equity awards granted to Employee, whether stock options, restricted stock or stock purchase rights under the Company’s equity compensation plan, or other equity awards, shall immediately become fully vested and exercisable upon a Change of Control.  Employee will be entitled to exercise such vested equity awards in accordance with the applicable grant agreements.

(c)                                  LTIP Awards. Any awards granted to Employee under the LTIP as of the effective date of the Change of Control shall be treated as described in the LTIP.  Without limiting the foregoing, the existing LTIP provides (or shall be deemed to provide) that if, in anticipation or contemplation of a pending or potential Change of Control or while a potential Change of Control is under consideration or being negotiated by the Company’s board of directors, the Employee terminates his employment for Good Reason pursuant to Section 6.1(b) or the Company terminates Employee’s employment without Cause pursuant to Section 6.2(c), Employee shall be deemed to remain an employee for purposes of the LTIP as of the effective date of such Change of Control and shall receive a full payout under the LTIP as described in Section 3.3 of this Agreement as though he remained an employee of the Company as of the effective date of such Change of Control.

(d)                                 If, within twelve (12) months before the effective date of a Change of Control, the Employee terminates his employment for Good Reason pursuant to Section 6.1(b) or the Company terminates Employee’s employment without Cause pursuant to Section 6.2(c), or, if Employee remains employed with the Company on the effective date of a Change of Control, subject to the conditions described in Section 7.3 below, the Employee shall receive a single lump-sum payment on the effective date of such Change of Control equal to eighteen (18) months (or, in the event of a Change of Control transaction occurring on or prior to September 1, 2010, which has an equity value of less than $100 million, fifteen (15) months) at Employee’s then current Base Salary and pro-rata target bonus through the effective date of the Change of Control; provided, however, that any payments previously made by the Company to Employee in connection with a termination occurring within twelve (12) months before the effective date of such Change of Control pursuant to Section 7.1(a) of this Agreement shall be credited against the lump-sum payment due Employee pursuant to this Section 7.2(d).

7.3           Conditions Precedent to Payment of Severance. The Company’s obligations to Employee described in Sections 7.1 and 7.2 are contingent on Employee’s delivery to the Company of a signed waiver and release in a form reasonably satisfactory to the Company of all claims he may have against the Company, and his not revoking such release within 21 days after his date of termination. Moreover, the Employee’s rights to receive ongoing payments and benefits pursuant to Sections 7.1 and 7.2 (including, without limitation, the right to ongoing payments under the Company’s equity plans and LTIPs) are conditioned on the Employee’s ongoing compliance with his obligations as described in Section 8 hereof.  Any cessation by the Company of any such payments and benefits shall be in addition to, and not in lieu of, any and all other remedies available to the Company for Employee’s breach of his obligations described in Section 8 hereof.

7.4           No Severance Benefits. Employee is not entitled to any severance benefits if this Agreement is terminated pursuant to Sections 6.1(a) or 6.2(a) of this Agreement; provided however, Employee shall be entitled to (i) Base Salary prorated through the effective date of such termination; (ii) Bonuses which have been earned and for which the payment date occurs prior to the effective date of such termination; and (iii) medical coverage and other benefits required by law and plans (as provided in Section 7.5, below).

7.5           Benefits Required by Law and Plans: Vacation Time Pay. In the event of the termination of Employee’s employment, Employee will be entitled to medical and other insurance coverage, if any, as is required by law and, to the extent not inconsistent with this Agreement, to receive such additional benefits as Employee may be entitled under the express terms of applicable benefit plans (other than bonus or severance plans) of the Company, its subsidiaries and Affiliates.

7.6           Exercise Period of Equity Awards after Termination. Unless it would subject the Employee to adverse tax consequences under Section 885 of the American Jobs Creation Act of 2004, Pub. Law No. 108-357, 118 Stat. 1418 (the Act), which added § 409A to the Internal Revenue Code, notwithstanding anything contained herein or in the equity grant agreements to the contrary, in the event of the termination of Employee’s employment with the Company, Employee’s vested equity awards shall be open for exercise until the earlier of (i) two (2) years from the date of termination or (ii) the latest date on which those equity awards expire or are eligible to be exercised under the grant agreements, determined without regard to such termination or resignation; provided further that such extended exercise period shall not apply in the event the Employee resigns without Good Reason or is terminated by the Company for Cause, in which case, the exercise periods shall continue to be governed by the terms of the grant agreements.

7.7           409A Compliance.  Notwithstanding anything in this Section 7 to the contrary, to the extent that any payments under this Section 7 are considered deferred compensation subject to Section 409A of the Internal Revenue Code, such payments shall not be paid for six months following the Employee’s separation from service (if, and only to the extent, applicable and required for compliance with Section 409A).  To the extent that any payment is delayed pursuant to this subsection, it shall be paid on the first day after the end of such required period.

8.             Restrictions.

8.1           The Confidential Information Agreement. Employee will enter into and comply with the terms of the Employee Confidentiality and Assignment Agreement in substantially the form attached hereto as Exhibit A (the “Confidential Information Agreement”).

8.2           Agreement Not to Compete. In consideration for all of the payments and benefits that may become due to Employee under this Agreement, Employee agrees that during Employee’s employment by the Company and for a period of eighteen (18) months after termination of his employment for any reason, he will not, directly or indirectly, without the Company’s prior written consent, (a) perform for a Competing Entity in any Restricted Area any of the same services or substantially the same services that he performed for the Company; (b) in any Restricted Area, advise, assist, participate in, perform services for, or consult with a Competing Entity regarding the management, operations, business or financial strategy, marketing or sales functions or products or product development (including without limitation clinical trials) of the Competing Entity (the activities in clauses (a) and (b) collectively are, the “Restricted Activities”); or (c) solicit or divert the business of any Restricted Customer by offering competitive products or services to such Restricted Customer to the detriment of the Company. Employee acknowledges that in his position with the Company he has had and will have access to knowledge of confidential information about all aspects of the Company that would be of significant value to the Company’s competitors.

8.3           Additional Definitions.

(a)                                  “Customer” means any individual or entity for whom the Company has provided services or products or made a proposal to perform services or provide products.

(b)                                 “Restricted Customer” means any Customer with whom/which Employee had contact on behalf of the Company during the 12 months preceding the end, for whatever reason, of his employment.

(c)                                  “Competing Entity” means any business entity engaged in the development, design, manufacture, marketing, distribution or sale of molecular diagnostic products.

(d)                                 “Restricted Area” means any geographic location where if Employee were to perform any Restricted Activities for a Competing Entity in such a location, the effect of such performance would be competitive to the Company.

8.4           Reasonable Restrictions On Competition Are Necessary.  Employee acknowledges that reasonable restrictions on competition are necessary to protect the interests of the Company. Employee also acknowledges that he has certain skills necessary to the success of the Company, and that the Company has provided and will provide to him certain confidential information that it would not otherwise provide because he has agreed not to compete with the business of the Company as set forth in this Agreement.

8.5           Restrictions Against Solicitations. Employee further covenants and agrees that during Employee’s employment by the Company and for a period of eighteen (18) months following the termination of his employment with the Company for any reason, he will not, except with the prior consent of the Company’s Chief Executive Officer, directly or indirectly, solicit or hire, or encourage the solicitation or hiring of, any person who is an employee of the Company for any position as an employee, independent contractor, consultant or otherwise, provided that the foregoing shall not prevent Employee from serving as a reference.

8.6           Affiliates. For purposes of this Section 8, the term “Company” will be deemed to include the Company and its Affiliates.

8.7           Ability to Obtain Other Employment. Employee hereby represents that his experience and capabilities are such that in the event his employment with the Company is terminated, he will be able to obtain employment if he so chooses during the period of noncompetition following the termination of employment described above without violating the terms of this Agreement, and that the enforcement of this Agreement by injunction, as described below, will not prevent him from becoming so employed.  To assist Employee in obtaining subsequent employment, the Company agrees to respond within 3 business days to any request of Employee as to whether a new position would be viewed by the Company as violation of the restrictions in this Agreement.

8.8           Injunctive Relief. Employee understands and agrees that if he violates any provision of this Section 8, then in any suit that the Company may bring for that violation, an order may be made enjoining him from such violation, and an order to that effect may be made pending litigation or as a final determination of the litigation. Employee further agrees that the Company’s application for an injunction will be without prejudice to any other right of action that may accrue to the Company by reason of the breach of this Section 8.

8.9           Severability. In case any provisions (or portions thereof) contained in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  If, moreover, any one or more of the provisions contained in this Section 8 shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

8.10         Section 8 Survives Termination. The provisions of this Section 8 will survive termination of this Agreement and the termination of the Employee’s employment. Employee understands that his obligations under this Section 8 will continue in accordance with its express terms regardless of any changes in title, position, duties, salary, compensation or benefits or other terms and conditions of employment.  The Company will have the right to assign Employee’s obligations under this Section 8 to its affiliates, successors and assigns.  Employee expressly consents to be bound by the provisions of this Section 8 for the benefit of the Company or any parent, subsidiary or affiliate to whose employ Employee may be transferred without the necessity that this Agreement be re-executed at the time of such transfer.

9.             Arbitration. Unless other arrangements are agreed to by Employee and the Company, any disputes arising under or in connection with this Agreement, other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, will be resolved by binding arbitration to be conducted pursuant to the Agreement for Arbitration Procedure of Certain Employment Disputes attached as Exhibit B hereof.

10.           Assignments: Transfers: Effect of Merger. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation, or pursuant to the sale or transfer of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company. This Agreement will not be terminated by any merger, consolidation or transfer of assets of the Company referred to above. In the event of any such merger, consolidation or transfer of assets, the provisions of this Agreement will be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred. The Company agrees that concurrently with any merger, consolidation or transfer of assets referred to above, it will cause any successor or transferee unconditionally to assume, either contractually or as a matter of law, all of the obligations of the Company hereunder in a writing promptly delivered to the Employee. This Agreement will inure to the benefit of, and be enforceable by or against, Employee or Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, designees and legatees. None of Employee’s rights or obligations under this Agreement may be assigned or transferred by Employee other than Employee’s rights to compensation and benefits, which may be transferred only by will or operation of law. If Employee should die while any amounts or benefits have been accrued by Employee but not yet paid as of the date of Employee’s death and which would be payable to Employee hereunder had Employee continued to live, all such amounts and benefits unless otherwise provided herein will be paid or provided in accordance with the terms of this Agreement to such person or persons appointed in writing by Employee to receive such amounts or, if no such person is so appointed, to Employee’s estate.

11.           No Set-off. No Mitigation Required. Except as expressly provided otherwise in this Agreement, the obligation of the Company to make any payments provided for hereunder and otherwise to perform its obligations hereunder will not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Employee or others. In no event will Employee be obligated to seek other employment or take other action by way of mitigation of the amounts payable to Employee under any of the provisions of this Agreement, and such amounts will not be reduced (except as otherwise specifically provided herein) whether or not Employee obtains other employment.

12.           Taxes. The Company shall have the right to deduct from any payments made pursuant to this Agreement any and all federal, state, and local taxes or other amounts required by law to be withheld.

13.           409A Compliance.  The intent of Employee and the Company is that the severance and other benefits payable to Employee under this Agreement not be deemed “deferred compensation” under, or otherwise fail to comply with, Section 409A of the Internal Revenue Code.  Employee and the Company agree to use reasonable best efforts to amend the terms of this Agreement from time to time as may be necessary to avoid the imposition of penalties or additional taxes under Section 409A of the Internal Revenue Code; provided, however, any such amendment will provide Employee substantially equivalent economic payments and benefits as set forth herein and will not in the aggregate, materially increase the cost to, or liability of, the Company hereunder.

14.           Miscellaneous. No amendment, modification or waiver of any provisions of this Agreement or consent to any departure thereof shall be effective unless in writing signed by the party against whom it is sought to be enforced. This Agreement contains the entire Agreement that exists between Employee and the Company with respect to the subjects herein contained and replaces and supersedes all prior agreements, oral or written, between the Company and Employee with respect to the subjects herein contained. Nothing herein shall affect any terms in the Confidential Information Agreement, the Agreement for Arbitration Procedure of Certain Employment Disputes, the LTIP, and any stock plans or agreements between Employee and the Company now and hereafter in effect from time to time (except as and to the extent expressly provided herein). If any provision of this Agreement is held for any reason to be unenforceable, the remainder of this Agreement shall remain in full force and effect. Each section is intended to be a severable and independent section within this Agreement. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement. This Agreement is made in the State of Wisconsin and shall be governed by and construed in accordance with the laws of said State.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. All notices and all other communications provided for in this Agreement shall be in writing and shall be considered duly given upon personal delivery, delivery by nationally reputable overnight courier, or on the third business day after mailing from within the United States by first class certified or registered mail, return receipt requested, postage prepaid, all addressed to the address set forth below each party’s signature. Any party may change its address by furnishing notice of its new address to the other party in writing in accordance herewith, except that any notice of change of address shall be effective only upon receipt.

The parties hereto have executed this Employment Agreement as of the date first written above.

/s/ Graham P Lidgard
Graham P. Lidgard, Ph.D. (“Employee”)

Notice Address:

EXACT Sciences Corporation (“Company”)

/s/ Kevin T Conroy
Kevin T. Conroy
President and Chief Executive Officer

Notice Address:
100 Campus Drive
Marlborough, MA 01752

[Signature Page to Lidgard Employment Agreement]

EXHIBIT A

Confidential Information Agreement

EXHIBIT B

Agreement for Arbitration Procedure of Certain Employment Disputes

[attached]

i

EXACT SCIENCES CORPORATION

AGREEMENT FOR ARBITRATION PROCEDURES OF

CERTAIN EMPLOYMENT DISPUTES

This Agreement for Arbitration Procedure of Certain Employment Disputes (this “Agreement”) is made effective as of August 1, 2009 by and between EXACT Sciences Corporation., a Delaware corporation, its subsidiaries, affiliates, successors and assigns (together, the “Company”) and the Company employee signing below (the “Employee”).  This Agreement is intended to make available a means for the resolution of certain employment disputes between the Company and the Employee that is:  (1) timely; (2) fair; (3) cost effective; (4) created by the parties; (5) responsive to the parties; (6) marked by maximum decision-maker expertise in employment matters; and (7) a source of finality for all involved.

Now therefore, in consideration of the foregoing, the mutual covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Initial Conflict Resolution.  The Employee agrees to use and exhaust the internal complaint procedures of the Company, with respect to any claim or controversy that is subject to this Agreement before taking any other action hereunder.  The Employee also agrees that in the event s/he is unsatisfied with a resolution under the Company’s internal procedures, prior to arbitration and if requested by the Company, the parties will submit their dispute to a neutral mediator to help them negotiate resolution of their dispute.  The parties acknowledge that mediation is a non-binding procedure, but agree that any agreement reached and documented during mediation is binding on the parties and can be enforced by the courts without arbitration.

2.  Arbitration.  The Employee and the Company agree that they will submit to private, final, and binding arbitration any of the following claims or controversies against the Company or any of its employees, officers, directors, or shareholders:  (i) any dispute respecting the terms of the Employee’s Employment Agreement with the Company (“Employment Agreement”); (ii) any dispute respecting the terms of the Employee’s Employee Confidentiality and Assignment Agreement (the “Confidential Information Agreement”); (the Employment Agreement and the Confidential Information Agreement shall be referred to collectively herein as the “Agreements”); (iii) any dispute arising out of the Employee’s employment or the cessation thereof; or (iv) any complaint or charge the Employee makes alleging a violation by the Company of state, federal, or local law concerning Employee’s status with the Company or his/her cessation of employment.  Any question of arbitrability under this Agreement shall also be subject to arbitration.  The binding nature of this Agreement shall survive the termination of the Employee’s employment with the Company for any reason.

(a)           The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof.

(b)          The arbitration shall be administered by JAMS or, if the parties agree in writing, be privately administered.  In either case, the arbitration shall be conducted in accordance with the rules of JAMS, which will be made available by the Company upon request.  In the event that any provision of such rules shall conflict with the language of any of the Agreements or this Arbitration Agreement, the Agreements and this Arbitration Agreement shall prevail.

3.  Exclusions from Arbitration.  Notwithstanding the foregoing, the parties agree that each shall have the right to commence a legal action in court for (i) the purposes of obtaining temporary and/or preliminary injunctive relief that shall remain in effect until such time as the arbitrator has rendered a decision regarding the underlying merits of the claims relating to such matter for which injunctive relief was sought and (ii) the purpose of protecting the Company’s intellectual property, including, but not limited to, patents, copyrights and trademarks.  With regard to any court action commenced by either party, whether pursuant to this Paragraph 3 or not, both parties agree to submit to personal jurisdiction in the federal or state court located in Dane County, Wisconsin and not to contest venue in such courts.

4.  Arbitration Procedure.  The place of the arbitration shall be in Dane County, Wisconsin.  The parties have the right to be represented by counsel in any arbitration proceeding conducted pursuant to this Agreement.

(a)           Selection of the Arbitrator.  Arbitration shall be by a single arbitrator who will be selected utilizing the alternative striking method from a list of five (5) neutral arbitrators with experience in employment disputes provided by JAMS or, if the parties choose private arbitration, from a list provided by the State Bar of Wisconsin or other local law association.  The party initiating the arbitration has the right to make the first strike.

(b)          Arbitrator’s Powers.  The arbitrator can only exercise the powers authorized by this Arbitration Agreement and can neither add to nor delete from the provisions of this Arbitration Agreement.  At the commencement of the arbitration, the parties shall state the issue(s) to be submitted to the arbitrator.  The arbitrator can decide only the dispute submitted to him or her.  Any other dispute is outside the scope of the arbitrator’s jurisdiction and any award involving such dispute is subject to a motion to vacate.  The arbitrator must decide any dispute according to the governing principles of law and equity.  Nothing in this paragraph, however, shall be construed to limit the arbitrator’s authority to award remedies or relief available to a party under applicable law.

(c)           Discovery.  The parties may engage in pre-hearing discovery that shall be governed by the Federal Rules of Civil Procedure.  All discovery must be completed on or before sixty (60) calendar days before the hearing date, or as otherwise agreed to by the parties and approved by the arbitrator.

(d)          Evidence.  The Federal Rules of Evidence shall govern and be applicable to the arbitration proceeding.  Depositions for testimony may be used in accordance with the Federal Rules of Civil Procedure.

(e)           Motions.  The parties may submit, pursuant to the Federal Rules of Civil Procedure, motions, including, but not limited to, procedural motions and dispositive motions (including, but not limited to, motions to dismiss and motions for summary judgment) for determination by the arbitrator.  The arbitrator shall, at the request of either party, issue a written decision regarding any such motion setting forth the factual and legal reasons supporting the decision.

(f)             Post-Hearing Brief.  In lieu of closing argument, each party shall have the right to present a post-hearing brief.

(g)          Decision of the Arbitrator.  The arbitrator shall issue a written opinion and award, which the arbitrator must sign and date setting forth the factual and legal reasons supporting each part of the opinion.  The arbitrator’s opinion and award must decide all issues submitted.

(h)          Available Remedies.  The arbitrator is authorized to fashion remedies that make the prevailing party whole for demonstrated losses incurred.  The arbitrator may not, however, award consequential, punitive, or liquidated damages unless an applicable statute permits or requires such damages to be awarded.

5.  Waiver of Jury Trial.  The parties recognize, understand and agree that by entering into this Agreement, both are waiving any and all rights to a trial by jury.  Furthermore, the Employee understands that s/he is encouraged to have this Agreement reviewed by an attorney before signing it.

6.  Arbitration Fees.  The party initiating arbitration shall pay a filing fee of $250 and the Company shall be responsible for the entire remaining balance of the Arbitrator’s fees.  If the Employee prevails in the arbitration, he or she shall be entitled to recoup any filing fee paid by Employee.  Unless the recovery of attorney’s fees and costs by either party from the other is afforded under applicable federal or state law as a remedy relating to the dispute, controversy or claim being resolved by the arbitration and is, in fact, ordered by the Arbitrator to be paid by one party to the other, each party shall bear his/her/its own attorneys’ fees and costs.

7.  Time Limit for Filing Complaints.  Any claim subject to this Agreement shall be submitted to arbitration within 300 days of the event giving rise to the claim or shall be waived.  In the case of continuing violations under state or federal civil rights laws, the 300 day timeline shall begin to run on the date of the latest alleged violation.

8.  Choice of Law.  The arbitrator shall apply applicable federal law and the law of the State of Wisconsin, without reference to its conflicts of laws principles, to any matter arbitrated.

9.  Severability.  The provisions of this Agreement are severable and should be construed independently.  The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions.  Moreover, if one or more of the provisions of this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.  The language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either of the parties.

10.  Modifications.  No change or modification to this Agreement shall be valid unless it is made in writing and signed by the Employee and the Company.

/s/ Graham P Lidgard
Employee

EXACT Sciences Corporation.

By:	/s/ Kevin T Conroy
Title:	President and Chief Executive Officer